Exhibit 5

DLA Piper LLP (US) 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104-7044 www.dlapiper.com T 206.839.4800 F 206.839.4801

September 12, 2014

lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia V6J 1C7

Ladies and Gentlemen:

We have acted as counsel for lululemon athletica inc., a Delaware corporation (the “Company”), in connection with the registration on Form S‑8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to (i) 1,154,000 shares of the Company’s common stock, $0.005 par value (the “2007 Shares”), underlying awards granted under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) and (ii) 15,000,000 shares of the Company’s common stock, $0.005 par value, (the “2014 Shares” and, together with the 2007 Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2007 Plan, the “Plans”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not independently verified any factual matter relating to this opinion.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s common stock, $0.005 par value, and, when issued against receipt of the consideration therefor in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S‑K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)